Exhibit 99.1

DiamondRock Hospitality Company
Corporate Headquarters
6903 Rockledge Drive
Bethesda, MD 20817
(240) 744-1150

NEWS

CONTACT:                              Mark Brugger
(240) 744-1150
info@drhc.com

DIAMONDROCK HOSPITALITY ANNOUNCES 4.8 MILLION SHARE STOCK BUY BACK PROGRAM

BETHESDA, MD — March 10, 2008 — DiamondRock Hospitality Company (“DiamondRock”) (NYSE: DRH) announced that its Board of Directors has authorized the purchase by DiamondRock of up to 4.8 million shares of our common stock and DiamondRock intends to begin purchasing shares in the open market in a manner complying with the rules of the Securities Exchange Commission and the New York Stock Exchange.

The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, corporate liquidity requirements and other corporate priorities.  DiamondRock may suspend or terminate its stock repurchase program at any time without prior notice. In addition, DiamondRock’s Board of Directors may, at any time, increase the authorization of the number of shares to be purchased.

About DiamondRock Hospitality Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties.  DiamondRock owns 20 hotels with approximately 9,600 rooms.  For further information, please visit DiamondRock’s website at www.drhc.com.